Exhibit 10.1

LIMITED WAIVER AND CONSENT

This LIMITED WAIVER AND CONSENT, dated as of September 26, 2024 (this “Waiver and Consent”), is entered into by and between Asset Entities Inc. (the “Company”), a Nevada corporation, and Boustead Securities, LLC, a California limited liability company (“Boustead”). Each of the Company and Boustead are sometimes referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

A. The Company intends to conduct an “at the market offering” (as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”)), of up to $5 million of equity securities (an “ATM”).

B. Certain provisions of that certain letter agreement, dated November 29, 2021, between the Company and Boustead (the “Letter Agreement”), and that certain Underwriting Agreement, dated as of February 2, 2023, between the Company and Boustead (as representative of the underwriters named therein) (the “Underwriting Agreement”), concern certain conditions, restrictions, and compensation or right of first refusal requirements in connection with any ATM conducted by the Company.

C. The Parties have determined that it is in their mutual interest to waive any condition, restriction, compensation, or right of first refusal requirements under the Letter Agreement or the Underwriting Agreement for the sole and limited purpose of allowing the Company to conduct its ATM, without waiving any other condition, restriction, compensation or other requirements under the Letter Agreement or the Underwriting Agreement including, without limitation, Boustead’s right of first refusal related to any other financings or transactions involving the Company.

D. As consideration for this Waiver and Consent, the Company has agreed to pay Boustead the same compensation that will be paid to the Company’s investment bank, A.G.P./Alliance Global Partners (the “Sales Agent”), of three percent (3%) on an ATM, pursuant to the Term Sheet between the Company and the Sales Agent, so that the Company will effectively pay six percent (6%), and the Company is effectively waiving the requirement that Boustead take any action or perform any duties or obligations to effectuate an ATM to be conducted by the Company.

E. The Parties therefore wish to confirm that any condition, restriction, compensation, or right of first refusal requirements under the Letter Agreement or the Underwriting Agreement shall hereby be waived for the sole and limited purpose of allowing the Company to conduct its ATM, pursuant to this Waiver and Consent, and that Boustead consents to such limited waiver, and to provide for related matters pursuant to this Waiver and Consent.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions; Transaction Documents. This Waiver and Consent shall constitute a waiver pursuant to Section 16 of the Letter Agreement and under Section 9.8 of the Underwriting Agreement.

2. Waiver of Application of Certain Provisions With Respect to ATMs and Consent Thereto. Boustead hereby waives and consents, for the limited purposes set forth herein, to the waiver of any condition on, restriction on, compensation rights, or rights of first refusal that would be applicable under the Letter Agreement and Underwriting Agreement in relation to the Company’s ATM, including entering into any agreement relating to an ATM, the filing of a prospectus supplement to a prospectus contained in an effective registration statement that was filed under the Securities Act relating to an ATM, the announcement of an ATM, the issuance, offer, sale, or grant of any shares of the Class B Common Stock, $0.0001 par value per share, of the Company (“Class B Common Stock”) relating to an ATM, or the issuance, offer, sale, or grant of any securities in connection with either the provision of goods or services or settlement of any obligations that may otherwise arise with respect to an ATM (the “Waived Matters”), under the Letter Agreement or the Underwriting Agreement, including but not limited to the provisions contained in Section 7.1 and Section 9.4 of the Underwriting Agreement, and Section 2, Section 3, Section 6, and Section 7 of the Letter Agreement. The application of any such condition on, restriction on, compensation rights, or rights of first refusal that would be applicable in connection with any of the Waived Matters are hereby waived in their entirety, and Boustead hereby consents to such waiver. Boustead waives any right to exercise, enforce, or attempt to exercise or enforce any such condition on, restriction on, compensation rights, or rights of first refusal that would be applicable in connection with any of the Waived Matters, and Boustead consents to the foregoing. Nothing in this Waiver and Consent shall be deemed a waiver of any other rights belonging to Boustead pursuant to the Letter Agreement and Underwriting Agreement, other than the waiver of Boustead’s rights related to the Waived Matters.

3. Conditions to Effectiveness of Waiver and Consent. This Waiver and Consent shall become effective upon receipt by the Company and Boustead of counterpart signatures to this Waiver and Consent duly executed and delivered by the Company and Boustead.

4. No Implied Waiver or Consent. Except as expressly set forth in this Waiver and Consent, this Waiver and Consent shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of Boustead under the Letter Agreement or the Underwriting Agreement, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained therein.

5. Payments for Sales under ATM. The Company agrees to pay promptly to Boustead 3.0% of the gross sales price of all shares of Class B Common Stock sold in connection with any ATM until the end of the applicability of the provisions of Section 7 of the Letter Agreement.

6. Counterparts. This Waiver and Consent may be executed by the Parties in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Waiver and Consent by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Waiver and Consent.

7. Governing Law. THIS WAIVER AND CONSENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

8. Binding Agreement. This Waiver and Consent shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

9. Headings. The headings in this Waiver and Consent are for reference only and do not affect the interpretation of this Waiver and Consent.

10. Complete Agreement. This Waiver and Consent constitutes the sole and entire agreement of the Parties with respect to the limited subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Waiver and Consent to be duly executed and delivered as of the date first set forth above.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer

Boustead Securities, LLC

By:	/s/ Lincoln Smith
Name:	Lincoln Smith
Title:	Chief Executive Officer

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